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                        STATE OF DELAWARE

                    CERTIFICATE OF FORMATION

     FIRST: The name of the limited liability company is Guardian Armor, LLC.

     SECOND: The address of its registered agent in the State of Delaware is Suite 606, 1220 N. Market Street in the City of Wilmington, County of New Castle. The name of its Registered Agent at such address is American Incorporators, Ltd.

     THIRD: The purpose of the limited liability company shall be:

               The purpose of the limited liability company shall be: To engage in any lawful act or activity for which a Limited Liability Corporation may be formed under the Limited Liability Company law of the State of Delaware.

     FOURTH: The name(s) and address of the initial member(s) are as follows:

                    J.  Andrew Moorer
                    P.O. Box 3463
                    11 Sundial Circle, #17
                    Carefree, AZ  85377

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Guardian Armr LLC on the thirteenth day of June, 2000.


                              /s/ Jeff Tindall
                              --------------------------------
                              Jeff Tindall
                              Authorized Person